Exhibit 99.1

News Release
CONTACT:	Michael J. McCann
CFO and Treasurer
(337) 235-2452
FOR IMMEDIATE RELEASE
PHI, INC. ANNOUNCES RESULTS
FOR THE SECOND QUARTER ENDED JUNE 30, 2006

     LAFAYETTE, LA — August 9, 2006 — PHI, Inc. (“PHI”) today reported a net loss of $2.8 million ($0.19 per diluted share) on operating revenues of $107.2 million for the quarter ended June 30, 2006. For the same period of 2005, the Company reported net earnings of $2.0 million ($0.31 per diluted share) on operating revenues of $86.8 million. As a result of the early redemption and refinancing of our 9 3/8% Senior Notes with 7 1/8% Senior Notes, we recorded a pretax charge of $12.8 million in the current quarter. The refinancing will result in an annualized reduction in interest expense of $4.5 million in future periods. We also recorded a loss on the sale of six light aircraft ($1.4 million), and we expect to sell an additional five to six light aircraft in the near future, but we expect the remaining sales to result in a net gain. Earnings for the quarter ended June 30, 2005, included an insurance premium credit of $0.3 million related to favorable loss experience, and a credit of $3.0 million for the six months ended June 30, 2005 for the same reason.
For the six months ended June 30, 2006, there was a net loss of $0.5 million ($0.04 per diluted share) on operating revenues of $208.5 million. This compares to net earnings of $2.3 million ($0.40 per diluted share) on operating revenues of $161.0 million for the same six-month period in 2005.
Operating revenues increased for the quarter and the six months ended June 30, 2006, compared to the same periods in 2005. The increases resulted from increased customer demand, due to increased exploration and production activity by our customers in the Gulf of Mexico, and additional flight hours in the Air Medical segment. Operating revenues for the three months ended June 30, 2006 were $107.2 million compared to $86.8 million for the three months ended June 30, 2005, an increase of $20.4 million. For the six months ended June 30, 2006, operating revenues were $208.5 million compared to $161.0 million for the same period in 2005, an increase of $47.5 million.
Total flight hours were 77,367 for the six months ended June 30, 2006 compared to 69,547 for six months ended June 30, 2005. The number of aircraft in service at June 30, 2006 was 234 compared to 230 at June 30, 2005.
We have been in contract negotiations since 2004 with the OPEIU (Office and Professional Employees International Union), which is the union representing our domestic pilot work force, regarding the renewal of the collective bargaining agreement covering our domestic pilots. On July 28, 2006, the National Mediation Board released the Company and the OPEIU from the mediation process. As a result, a 30-day “cooling off” period commenced and expires August 28, 2006. Following the cooling off period, the Company is free to do whatever is reasonably necessary to continue operations, and the union is free to engage in job actions, including work stoppages or a general strike. Although the outcome of these negotiations cannot be predicted, it is management’s intent to continue operations while working toward an acceptable renewed collective bargaining agreement.
     Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “anticipate,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the Company’s SEC filings.
PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical industry and also provides third-party maintenance services to select customers. PHI Common Stock is traded on The Nasdaq National Market System (symbols PHII and PHIIK).
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PHI, Inc. released the following earnings figures for the second quarter and six months ended June 30, 2006.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Operating revenues	$107,157	$86,783	$208,529	$161,022
Gain (loss) on disposition of property and equipment, net	(1,392)	(186)	(1,162)	460
Other	2,497	198	3,417	293

	108,262	86,795	210,784	161,775

Expenses:
Direct expenses	89,211	72,896	176,267	136,931
Selling, general and administrative expenses	6,724	5,472	13,409	10,701
Interest expense	4,129	5,159	9,202	10,276
Loss on debt restructuring	12,790	—	12,790	—

	112,854	83,527	211,668	157,908

Earnings (loss) before income taxes	(4,592)	3,268	(884)	3,867
Income taxes	(1,837)	1,307	(354)	1,547

Net earnings (loss)	$(2,755)	$1,961	$(530)	$2,320

Weighted average shares outstanding:
Basic	14,579	6,158	12,512	5,773
Diluted	14,579	6,246	12,512	5,858

Net earnings (loss) per share
Basic	$(0.19)	$0.32	$(0.04)	$0.40
Diluted	$(0.19)	$0.31	$(0.04)	$0.40
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Summarized financial information concerning the Company’s reportable operating segments for the quarter and six months ended June 30, 2006 and 2005 is as follows:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Thousands of dollars)		(Thousands of dollars)
Segment operating revenues
Domestic Oil and Gas	$66,409	$51,573	$127,872	$96,440
Air Medical	33,596	28,300	64,307	49,084
International	5,573	5,781	13,221	12,799
Technical Services	1,579	1,129	3,129	2,699

Total operating revenues	107,157	86,783	208,529	161,022

Segment direct expenses
Domestic Oil and Gas	53,094	42,496	102,900	79,345
Air Medical	30,758	25,773	62,377	47,097
International	4,165	3,806	8,611	8,466
Technical Services	1,194	821	2,379	2,023

Total direct expenses	89,211	72,896	176,267	136,931

Segment selling, general and administrative expenses
Domestic Oil and Gas	198	202	540	448
Air Medical	1,807	1,538	3,645	2,904
International	17	19	61	63
Technical Services	49	2	57	5

Total selling, general and administrative expenses	2,071	1,761	4,303	3,420

Total direct and selling, general and administrative expenses	91,282	74,657	180,570	140,351

Net segment profit (loss)
Domestic Oil and Gas	13,117	8,875	24,432	16,647
Air Medical	1,031	989	(1,715)	(917)
International	1,391	1,956	4,549	4,270
Technical Services	336	306	693	671

Total	15,875	12,126	27,959	20,671

Other, net	1,105	12	2,255	753
Unallocated selling, general and administrative costs	(4,653)	(3,711)	(9,106)	(7,281)
Interest expense	(4,129)	(5,159)	(9,202)	(10,276)
Loss on debt restructuring	(12,790)	—	(12,790)	—

Earnings (loss) before income taxes	$(4,592)	$3,268	$(884)	$3,867

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Operating Statistics
The following tables present certain non-financial operational statistics for the quarter and six months ended June 30, 2006 and 2005:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Flight hours:
Domestic Oil and Gas	29,151	28,090	55,243	50,396
Air Medical	7,725	6,944	14,880	11,573
International	3,047	3,706	7,244	7,578

Total	39,923	38,740	77,367	69,547

Air Medical Transports	5,311	4,323	10,133	7,469

	June 30,
	2006	2005
Aircraft operated at period end:
Domestic Oil and Gas	151	158
Air Medical	67	56
International	16	16

Total	234	230

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